EXHIBIT 99.1

News Release
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American Homes 4 Rent Announces Election of New Trustee

AGOURA HILLS, Calif., March 23, 2016-American Homes 4 Rent (NYSE: AMH), a leading provider of high quality single-family homes for rent, today announced that the Board of Trustees elected Douglas N. Benham to the Board, effective March 23, 2016.

Mr. Benham, 59, is President and Chief Executive Officer of DNB Advisors, LLC, a consulting firm providing services primarily to the restaurant industry. He is currently Chairman of the Board and Executive Chair of Bob Evans Farms, Inc. and a director of CNL Healthcare Properties, II, Inc., a non-traded public REIT. He was a director of American Residential Properties, Inc. (ARP) until its merger with a subsidiary of American Homes 4 Rent on February 29, 2016.
“We welcome Doug Benham to the American Homes 4 Rent Board of Trustees,” said David P. Singelyn, Chief Executive Officer of American Homes 4 Rent. “We look forward to benefiting from Doug’s knowledge and experience in consumer-oriented businesses, particularly his experience with the single-family rental business as a former director of ARP.”
About American Homes 4 Rent

American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, renovating, leasing, and operating attractive, single-family homes as rental properties. As of February 29, 2016, we owned 47,910 single-family properties, including the homes acquired as part of the merger with American Residential Properties, Inc., in selected submarkets in 22 states.

Additional information about American Homes 4 Rent is available on our website at www.americanhomes4rent.com.

Contact:
American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com